For Immediate Release

Date:	February 26, 2007

Contact:	Mary Beth Steiginga
Assistant Secretary
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION REPORTS RECORD
EARNINGS FOR YEAR ENDING DECEMBER 31, 2006

Midland Park, NJ - February 26, 2007 - Stewardship Financial Corporation (OTC:SSFN), parent company of Atlantic Stewardship Bank, announced today net income earned for the year ended December 31, 2006, of $4.75 million, or $0.95 basic net income per share, an increase of 6.1% and 5.6% in net income and basic net income per share respectively, as compared to net income of $4.48 million or $0.90 per share for the year ended December 31, 2005.

Diluted income per share was $0.94 for the year ended December 31, 2006, an increase of 5.6% over the diluted income per share of $0.89 for the year ended December 31, 2005.

Net income for the quarter ended December 31, 2006, increased by 6.3% to $1.25 million from $1.18 million for the same three-month period in 2005. Basic and diluted earnings per share for the quarter ended December 31, 2006, were $0.25 compared to $0.24 and $0.23, respectively for the same period in 2005.

During the quarter ended December 31, 2006, Atlantic Stewardship Bank successfully completed the sale of its $3.4 million credit card portfolio to Elan Financial Services (“Elan”), a national credit card issuer. Under the purchase agreement, Elan will issue credit cards under the name of

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	February 26, 2007

Atlantic Stewardship Bank and will provide customers with a choice selection of credit card products. As part of our overall strategy to improve income and overall efficiency of our lending area, the sale provides an opportunity to redirect resources to more profitable lending areas while continuing to provide our customers with strong credit card products through Elan. The Corporation also completed a sale of $17.3 million of available for sale securities that were yielding less than 5 percent. The proceeds of the sale were used to purchase higher yielding securities and to fund loan growth that should reduce exposure to future interest rate risk and enhance long-term financial performance. The gain from the sale of the credit card portfolio and the loss from the sale of the securities had a net impact of increasing basic and fully diluted earnings per share by $0.03 for the year ended December 31, 2006.

Net income per share data has been restated to reflect a 4 for 3 stock split issued in July, 2005, and a 5% stock dividend paid in November, 2006 and 2005.

Paul Van Ostenbridge, President and Chief Executive Officer of both Stewardship Financial Corporation and Atlantic Stewardship Bank, stated, “We are excited to report our strongest earnings ever for the year ending December 31, 2006. Considering the pressure on net interest margins and the competitive deposit and loan pricing environment, we are pleased with the success of our organization.”

Stewardship Financial Corporation’s total assets reached $519.7 million at December 31, 2006, compared to $482.7 million at December 31, 2005, for a growth of 7.7%. Total loans increased $23.7 million, or 6.9% from $345.8 million at December 31, 2005 to $369.5 million at December 31, 2006. Total deposits were $434.2 million at December 31, 2006, compared to $403.5 million

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	February 26, 2007

a year ago, for an increase of 7.6%. Total stockholders’ equity increased 11.7% to $37.3 million at December 31, 2006, compared to $33.4 million a year ago.

Stewardship Financial Corporation is the parent company for Atlantic Stewardship Bank, which has banking offices in Midland Park, two branches in Hawthorne, Montville, Pequannock, Ridgewood, Waldwick and three branches in Wayne, New Jersey. The Bank will open its eleventh branch in Wyckoff in March, 2007 and is seeking approvals on its twelfth branch in Westwood. Atlantic Stewardship Bank, opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing ten percent of its pre-tax profits to Christian and local charitable organizations.

Visit our website at www.asbnow.com or call 201-444-7100 for further information regarding our products and services.

This information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Selected Operating Data:
Total interest income	$30,000	$24,900	$7,889	$6,724
Total interest expense	10,916	6,689	3,109	2,008
Net interest income before provision
for loan loss	19,084	18,211	4,780	4,716
Provision for loan loss	264	600	14	150
Net interest income after provision
for loan loss	18,820	17,611	4,766	4,566

Gain on sale of credit card portfolio	746	-	746	-
Loss on sales of securities	(435)	-	(435)	-
Other noninterest income	3,878	3,240	993	841
Noninterest income	4,189	3,240	1,304	841

Noninterest expense	15,629	13,867	4,120	3,549
Income before income tax expense	7,380	6,984	1,950	1,858
Income tax expense	2,627	2,504	698	680
Net income	$4,753	$4,480	$1,252	$1,178

Basic earnings per share	$0.95	$0.90	$0.25	$0.24
Diluted earnings per share	$0.94	$0.89	$0.25	$0.23

	At December 31,
	2006	2005
Selected Financial Data:
Total assets	$519,749	$482,727
Total loans, net of deferred loan fees	369,544	345,823
Allowance for loan losses	4,101	3,847
Total deposits	434,223	403,466
Stockholders' equity	37,306	33,384

	At or for the year ended
	December 31,
	2006	2005
Selected Financial Ratios:
Annualized return on average assets (ROA)	0.96%	1.00%
Annualized return on average equity (ROE)	13.41%	13.86%
Tier 1 capital to total assets	8.53%	8.37%
Book value per share	$7.43	$6.70